UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event report): May 13, 2014

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16203	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

(281) 899-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Vice President and Chief Accounting Officer

On May 13, 2014, the Board of Directors (the “Board”) of Par Petroleum Corporation (the “Company”), appointed Kelly Rosser to serve as the Company’s Vice President and Chief Accounting Officer. Ms. Rosser also serves as the Company’s controller, a position that she has held since joining the Company on February 17, 2014.

Prior to joining the Company, Ms. Rosser, age 38, was employed by Dynegy Inc. as Managing Director and Assistant Controller since 2011 and Director of Technical Accounting since 2006. Prior to joining Dynegy Inc., Ms. Rosser was a Senior Audit Manager at KPMG LLP, where she focused on clients in the energy industry. Ms. Rosser is a Certified Public Accountant, licensed in the state of Texas.

On February 17, 2014, the Company entered into an employment arrangement with Ms. Rosser, pursuant to which Ms. Rosser is entitled to receive an annual base salary of $220,000 paid in accordance with Company payroll practices. Ms. Rosser is also eligible to receive an annual performance bonus, depending upon her performance and the Company’s profitability. Ms. Rosser’s target bonus is 25% of her annual base salary with a maximum of 50%. Ms. Rosser is also eligible to participate in an annual stock based incentive plan under which Ms. Rosser may be awarded restricted stock at the end of each year subject to certain performance goals.

On February 17, 2014, Ms. Rosser was granted 2,354 shares of restricted Company common stock under the Company’s 2012 Long Term Incentive Plan (the “Plan”). Subject to the terms thereof, this restricted Company common stock will vest over a 5-year period on each anniversary of the date of grant with 100% vesting accelerated for certain events such as a change in control of the Company.

Ms. Rosser is also eligible to participate in any benefit plans that may be offered from time to time by the Company to its employees generally and in the Company’s 401(k) plan, in each case subject to her satisfaction of the applicable eligibility provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation
Dated: May 14, 2014
/s/ Brice Tarzwell
Brice Tarzwell
Chief Legal Officer

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